Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

PANDORA MEDIA, LLC

This Limited Liability Company Agreement (this “Agreement”) of Pandora Media, LLC (the “Company”), dated as of February 1, 2019, is executed by Billboard Holding Company, Inc., as the sole member (the “Member”) of the Company.

WHEREAS, on the date hereof, Pandora Media, Inc., a Delaware corporation (the “Corporation”), was converted (the “Conversion”) to a limited liability company pursuant to Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., (as amended from time to time, and any successor to such statute, the “Act”) by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company (the “Certificate of Conversion”) and a Certificate of Formation of the Company (the “Certificate of Formation”) on the date hereof; and

WHEREAS, pursuant to the Act, this Agreement and the Conversion, (i) the Member, as the sole stockholder of the Corporation, became the sole member of the Company, (ii) all of the outstanding shares of capital stock in the Corporation were converted into all of the limited liability company interests in the Company, and (iii) the Member became the owner of all of the limited liability company interests in the Company.

NOW THEREFORE, the Member does hereby agree as follows:

1.   Name. The name of the limited liability company is Pandora Media, LLC, or such other name as the Member may from time to time hereafter designate in accordance with the Act. The execution, delivery and filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware, the Conversion and this Agreement, are hereby ratified, approved and confirmed. Effective as of the effective time of the Conversion, (i) the organizational documents of the Corporation in effect as of immediately prior to the effective time of the Conversion hereof are replaced and superseded in their entirety by the Certificate of Formation and this Agreement, respectively, in respect of all periods beginning on or after the effective time of the Conversion, (ii) all of the outstanding shares of capital stock in the Corporation held by the Member immediately prior to the effective time of the Conversion are automatically converted to all of the limited liability company interests in the Company, (iii) the Member is hereby automatically admitted to the Company as the sole member of the Company (such admission effective simultaneously with the effective time of the Conversion) and owns all of the limited liability company interests in the Company, (iv) all certificates, if any, evidencing outstanding shares of capital stock in the Corporation issued by the Corporation and outstanding immediately prior to the effective time of the Conversion are automatically deemed cancelled and shall be surrendered to the Company, (v) the Corporation shall be continued without dissolution in the form of the Company, and (vi) in accordance with Section 18-214(g) of the Act, the Company shall constitute a continuation of the existence of the

Corporation in the form of a Delaware limited liability company and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Corporation.

2.   Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

3.   Registered Office. The registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

4.   Registered Agent. The registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company.

5.   Members. The name and the address of the Member is set forth on Schedule A, as the same may be amended from time to time. The Member may agree from time to time to admit a person or entity as an additional member of the Company. Except as provided in Section 14, such admission shall be effective upon the written agreement of such person or entity to be bound by the terms of this Agreement.

6.   Management. The Member shall have the exclusive right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company and, in general, all powers permitted to be exercised by a member under the Act. Except as otherwise set forth herein, the unanimous affirmative vote or act of the Member shall be the act of the Company. The Member may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Member may delegate to any such person or entity such authority to act on behalf of the Company as the Member may from time to time unanimously deem appropriate.

7.   Officers. The Company may employee and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including employees and agents who may be designated as officers with titles, including, but not limited to, “president”, “vice president”, “treasurer”, “secretary”, “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Member and with such powers as authorized by the Member (each such person, an “Officer”). The officers of the Corporation immediately prior to the effective time of the Conversion shall automatically become the initial Officers of the Company at the effective time of the Conversion and are each duly authorized to act on behalf of the Company in their capacity as an officer of the Company. The Member and each Officer of the Company are hereby each designated as an “authorized person” within the meaning of the Act, and are hereby empowered to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business, and such other documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s purposes.

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8.   Dissolution. The Company shall be dissolved and its affairs shall be wound up (i) upon the unanimous decision made at any time by the Member or members to dissolve the Company, (ii) at any time there are no members of the Company, unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under the Act.

9.   Liquidation. Upon a dissolution pursuant to Section 8 of this Agreement, the Company’s business and assets shall be wound up in an orderly manner. The Member or members or its or their designee shall be the liquidators to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.

10. Capital Contributions. Neither the Member nor any other member shall be required or permitted to make any additional contributions without the consent of the Member and any other members at such time.

11. Profits and Losses. All items of income, gain, loss, deductions and credit for tax purposes shall be allocated to the Member or, if there are additional members, to each member pro rata in accordance with the percentage of such member’s limited liability company interest in the Company as set forth in the books and records of the Company, as amended from time to time.

12. Distributions. Distributions shall be made entirely to the Member or, if there are additional members, to the members at the times and in the aggregate amounts agreed upon by the Member or members. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member or members on account of its or their interest in the Company if such distribution would violate the Act or any other applicable law.

13. Restrictions on Transfer. No Member (or any additional member) may sell, assign, dispose of, or otherwise transfer, pledge or encumber all or any part of its limited liability company interest or economic interest in the Company at any time without the consent of the Member (or any additional member). If the Member or any other member transfers its limited liability company interest in the Company, subject to Section 14, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If the Member or any other member transfers all of its limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member or any other member by merger or consolidation shall, without further act, be a member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution. In furtherance of the foregoing, in connection with the merger of the Member with and into Sirius XM Radio Inc., upon the effectiveness of that

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certain Certificate of Merger of the Member with and into Sirius XM Radio Inc. being filed with the Secretary of State of the State of Delaware on the date hereof, Sirius XM Radio Inc. shall automatically become the “Member” for all purposes of this Agreement.

14. Admission of Additional or Substitute Members. Additional members may be admitted to the Company at any time with the approval of the Member and any additional members at that time.

15. Liability.

(a)	Limited Liability. A member or officer of the Company shall not be liable to the Company or its members for any loss incurred by the Company to the fullest extent permitted by the Act.

(b)	Right to Indemnification.

(i)          Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act. The right to indemnification conferred in this Section 15 shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the Act. The right to indemnification conferred in this Section 15 shall be a contract right.

(ii)         The Company may, by action of its members, provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the members shall determine to be appropriate and authorized by the Act.

(c)	Insurance. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the Act.

(d)	Nonexclusivity of Rights. The rights and authority conferred in this Section 15 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
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(e)	Preservation of Rights. Neither the amendment nor repeal of this Section 15, nor the adoption of any provision of this Agreement, nor, to the fullest extent permitted by the Act, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

16. Bankruptcy of a Member, Partner or Shareholder. The occurrence of any event set forth in Section 18-304 of the Act (Events of Bankruptcy) with respect to a member of the Company shall not cause such member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

17. Amendments. This Agreement may be amended only by written instrument executed by the Member and all of the other members, if any.

18. Benefits of Agreement. Except as provided in Section 15(b), none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or any other member.

19. Authorized Person. Stephen Bené, as general counsel and corporate secretary, is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware as an “authorized person” within the meaning of the Act. The actions taken by Stephen Bené as described in the prior sentence as an “authorized person” are hereby ratified and approved in all respects.

20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, with all rights and remedies hereunder being governed by said laws, without regard to conflict of law rules.

21. Exclusive Jurisdiction. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any member, officer or other employee of the Company to the Company or the Company’s members, (iii) any action asserting a claim arising pursuant to any provision of the Act, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any limited liability company interest in the Company shall be deemed to have notice of and consented to the provisions of this Section 21.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

SOLE MEMBER:

BILLBOARD HOLDING COMPANY, INC.

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary

[Signature Page to Limited Liability Company Agreement of Pandora Media, LLC]

Schedule A

Members	Address

Billboard Holding Company, Inc.

c/o Pandora Media, Inc.
2100 Franklin Street
Suite 700
Oakland, CA 94612
Attention: General Counsel
Email: legal@pandora.com

with a copy to:
Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Attention: Martin A. Wellington
Jennifer F. Fitchen
Facsimile No.: (650) 565 7100
Email: mwellington@sidley.com
jfitchen@sidley.com